Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Interests of Experts" in the Registration Statement on Form F-10 and related Short Form Base Shelf Prospectus of High Tide Inc. for the registration of common shares, warrants, units, subscription receipts and debt securities of up to $100,000,000 and to the incorporation by reference therein of our report dated January 29, 2025 with respect to the consolidated financial statements of High Tide Inc. as of and for the years ended October 31, 2024 and 2023 included in the Annual Report on Form 40-F filed on January 29, 2025, as amended, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

July 25, 2025